UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 14, 2008

(Date of earliest event reported): December 9, 2007

PROS Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	76-0168604
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3100 Main Street, Suite 900
Houston, TX, 77002	(713) 335-5151
(Address of Principal Executive Offices)(Zip Code)	(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

8.01 Other Events.

On December 9, 2007, Charles H. Murphy, Executive Vice President and Chief Financial Officer of PROS Holdings, Inc. (the “Company”), and Emily L. Murphy, Mr. Murphy’s spouse, adopted separate prearranged stock trading plans with respect to the sale of shares of the Company’s common stock respectively owned by each. Mr. Murphy is an indirect beneficial owner of Mrs. Murphy’s shares of the Company’s common stock.

Mr. and Mrs. Murphy adopted the trading plans in accordance with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s policies governing stock transactions by directors, executive officers and other employees. Mr. and Mrs. Murphy established their trading plans as part of their long-term strategy for asset diversification and liquidity.

Rule 10b5-1 allows a corporate insider to establish a prearranged stock trading plan when the insider is not in possession of material nonpublic information. Mr. Murphy’s Rule 10b5-1 trading plan provides for the sale of up to a total of 81,000 shares of the Company’s common stock on the open market at prevailing market prices, subject to specified limitations, minimum price thresholds and early termination or suspension upon the occurrence of certain specified events. Mrs. Murphy’s Rule 10b5-1 trading plan provides for the sale of up to a total of 8,000 shares of the Company’s common stock on the open market at prevailing market prices, subject to specified limitations, minimum price thresholds and early termination or suspension upon the occurrence of certain specified events.

Transactions made under the Rule 10b5-1 trading plans will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Except as may be required by law, the Company does not undertake to report stock trading plans by the Company’s other executive officers, directors and employees, nor to report modifications or terminations of any publicly-announced plans, including Mr. and Mrs. Murphy’s respective trading plans.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.

Date: March 14, 2008

/s/ Charles H. Murphy
Charles H. Murphy
Chief Financial Officer and Executive Vice President